UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 21, 2007
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 21, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Nuance Communications, Inc. (the “Company”) took the following actions:
Fiscal 2008 Company Bonus Program.
Consistent with practice in prior years, the Committee has approved a Company Bonus Program for fiscal 2008 for all Company employees. Target bonuses vary based on position and tenure with the Company, and the amount of target bonus actually paid to individual employees will be based on the achievement of certain Company and individual objectives. The bonuses for the Company’s executive officers are tied collectively to the achievement of total revenue and net income targets. In addition each executive officer’s bonus individually is based upon achievement of certain operational objectives, including budget targets, on-time product delivery, cash collections, and other key operating metrics. Set forth below is additional detail regarding the bonus opportunities available to the company’s named executive officers:

Name	FY2008 Incentive Amount
Paul Ricci	$575,000
Jamie Arnold	$150,000
Steve Chambers	$250,000
Don Hunt	$300,000
John Shagoury	$165,000
This brief description of the Fiscal 2008 Company Bonus Program is qualified by reference to the Fiscal 2008 Company Bonus Program that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2007.
Vesting of Performance-Based Restricted Stock Grants.
The Committee also established Fiscal 2008 revenue and net income targets for previously issued performance-based restricted stock grants.
Restricted Stock Grants.
The Committee also approved the issuance of a 12,500 share restricted stock grant to Jamie Arnold and a 25,000 share restricted stock grant to John Shagoury, which shares will vest, if at all, upon the achievement of certain individual objectives, including targets based on revenue, net income, operating budgets, cash collections, and other key operating metrics.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: December 28, 2007	By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Chief Financial Officer